EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into upon the date of full execution by the parties and approval as to form as provided herein (the “Effective Date”), by and between DaVita Inc. (“Employer”) and Luis Borgen (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Employment and Duties. Employer hereby employs Employee to serve as Chief Financial Officer beginning on March 29, 2010. Employee accepts such employment on the terms and conditions set forth in this Agreement. Employee shall perform the duties of Chief Financial Officer or any additional duties as Employer deems appropriate, provided, however, that Employer shall not change Employee’s title without Employee’s written consent. Employee shall work out of Denver, Colorado. Employee agrees to relocate to Denver, Colorado with his immediate family no later than September 6, 2010. Employee agrees to devote substantially all of his time, energy, and ability to the business of Employer on a full-time basis and shall not engage in any other business activities during the term of this Agreement, including but not limited to providing consulting services to any investment firm, such as a hedge fund, provided however, Employee may pursue normal charitable activities so long as such activities do not require a substantial amount of time and do not interfere with his ability to perform his duties. Employee agrees that he shall not serve on the board of directors of any not-for-profit or for-profit company without the express written approval of the Chief Executive Officer or the Board of Directors. Employee shall at all times observe and abide by the Employer’s policies and procedures as in effect from time to time.

Section 2. Compensation. In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

2.1 Base Salary. Employer shall pay Employee a base salary of $450,000.00 per annum, less standard withholdings and authorized deductions. Employee shall be paid consistent with Employer’s payroll schedule. The base salary will be reviewed from time to time. Employer, in its sole discretion, may increase the base salary as a result of any such review. Employer may not reduce Employee’s base salary unless the Employee authorizes it in writing or the Employer is reducing the base salary of other similarly-situated executives by a similar percentage.

2.2 Signing Bonus. Employer shall pay Employee a signing bonus in the amount of $250,000.00, less standard withholdings and authorized deductions, which will be payable on Employee’s first paycheck. If Employee fails to relocate to Denver, Colorado with his immediate family by September 6, 2010, Employee will promptly repay to Employer the entire amount of the signing bonus.

2.3 Benefits. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) and any other savings, retirement or other employee benefit plans or programs under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

2.4 Performance Bonus.

(a) Employee shall be eligible to receive an annual discretionary performance bonus (the “Bonus”) between zero and $225,000.00, payable in a manner consistent with Employer’s practices and procedures. The amount of the Bonus, if any, will be decided by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board in his/her/its sole discretion.

(b) In deciding on the amount of the Annual Performance Bonus, if any, the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board may consider the competitive market for the services provided by employees who are performing the same or similar duties as Employee is providing Employer and who have similar background and experience.

(c) Employee must be employed by Employer (or an affiliate) on the date any Bonus is paid to be eligible to receive such Bonus and, if Employee is not employed by Employer (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Employee shall not be entitled to receive such Bonus.

2.5 Vacation. Employee shall have vacation, subject to the approval of the Chief Executive Officer.

2.6 Stock Appreciation Rights. Employer shall issue a grant to Employee of stock-settled Stock Appreciation Rights (“SSARS”) on a base number of 60,000 shares of DaVita common stock, upon approval. This grant shall have a five-year term and vest 25% on the first anniversary date of the grant, 8.33% on the 20th month of the grant, and 8.33% every 4 months thereafter. The base grant price shall be the closing price as reported on the New York Stock Exchange on the Effective Date, the date on which Employee has begun his employment with Employer and has begun to perform the services set forth within this Agreement, or on the date that appropriate approval has been obtained, whichever is later. The terms of the SSARS grant will be reflected in a separate agreement to be signed by Employer and Employee.

2.7 Restricted Stock Units. On the Effective Date, on the date on which Employee has begun his employment with Employer and has begun to perform the services set forth within this Agreement, or on the date appropriate approval has been given, whichever date is later, Employee will receive 15,000 shares of Employer’s restricted stock units, entitling Employee to the same number of full shares of DaVita common stock, subject to the following vesting conditions: such restricted stock units shall vest over a five-year period, one-third vesting on the third anniversary date of the grant, 11.11% at 40th month of the grant, then 11.11% every 4 months thereafter until the 60th month. The terms of the restricted stock units will be reflected in a separate Restricted Stock Units Agreement to be signed by Employer and Employee.

2.8 Management Share Ownership Policy. Employee shall review and understand the terms of the Management Share Ownership Policy with respect to all equity-based awards.

2.9 Indemnification. Employer agrees to indemnify Employee against and in respect of any and all claims, actions, or demands, to the extent permitted by Employer’s By-laws and applicable law.

2.10 Reimbursement. Employer also agrees to reimburse Employee in accordance with Employer’s reimbursement policies for travel and entertainment expenses, as well as other business-related expenses, incurred in the performance of his duties hereunder.

2.11 Changes to Benefit Plans. Employer reserves the rights to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

Section 3. Provisions Relating to Termination of Employment.

3.1 Employment Is At-Will. Employee’s employment with Employer is “at will” and is terminable by Employer or by Employee at any time and for any reason or no reason, subject to the notice requirements set forth below.

3.2 Termination for Material Cause. Employer may terminate Employee’s employment without advanced notice for Material Cause (as defined below). Upon termination for Material Cause, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.3, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

3.3 Other Termination/Resignation With Good Reason. Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for death, Material Cause, or Disability, or if Employee resigns with Good Reason, and contingent upon Employee’s execution of the Employer’s standard Severance and General Release Agreement within twenty-eight days of the termination of Employee’s employment, Employee shall be entitled to the benefits set forth in the DaVita Inc. Severance Plan, pursuant to the terms and conditions of that plan as they exist at the time of the termination of Employee’s employment; in addition, if the DaVita Inc. Severance Plan in effect at the time of Employee’s termination does not provide for payment of Employee’s COBRA premiums for at least 12 months, then Employer will pay the premium for Employee’s continued coverage under Employer’s medical and dental plans under COBRA for 12 months. In no event, however, will Employee receive less than one year of base salary, paid on a schedule consistent with Employer’s normal payroll practices, and 12 months of COBRA premiums for Employee’s continued coverage under Employer’s medical and dental plans paid by Employer. Said salary and benefits continuation will be reduced by any other severance payments received from Employer and any income or health and dental benefits obtained by Employee through subsequent employment during the one-year period. For purposes of this provision, an Employee’s employment has been terminated when Employee is no longer providing services for Employer after a specific date or the level of bona fide services that Employee would perform (as an employee or independent contractor) after a specific date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six month period (or the full period of service if Employee was employed for less than thirty-six months).

3.4. Voluntary Resignation Without Good Reason. Employee may resign from Employer without Good Reason, at any time as defined below, upon at least ninety (90) days’ advance written notice. If Employee resigns from Employer without Good Reason, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.3, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. In the event Employee resigns from Employer at any time, Employer shall have the right to make such resignation effective as of any date before the expiration of the required notice period.

3.5 Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below).

3.6 Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “Disability” shall mean the inability, for a period of six (6) months, to adequately perform Employee’s regular duties, with or without reasonable accommodation, due to a physical or mental illness, condition, or disability.

(b) “Good Reason” shall mean the occurrence, without Employee’s written consent, of any of the following events or circumstances:

(i) A reduction in Employee’s annual base salary in a percentage greater than concurrent base salary reductions for similarly-situated executives;

(ii) Employer’s failure to pay compensation on a timely basis or continue benefits in accordance with the terms hereof;

(iii) Assignment of Employee to a new work location more than thirty-five miles from Employee’s assignment to Employer’s current offices in Denver, Colorado;

(iv) Any material breach by Employer of this agreement.

(c) “Material Cause” shall mean any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of his duties; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by the Chief Executive Officer of Employer or his/her designee that goes uncorrected for a period of ten (10) consecutive days after written notice has been provided to Employee; (iv) a material breach of this Agreement; (v) any gross or willful misconduct or gross negligence by Employee in the performance of his duties; (vi) egregious conduct by Employee that brings Employer or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; (ix) exclusion or notice of exclusion of Employee from participating in any federal health care program; or (x) Employee’s failure to relocate to Denver, Colorado with his immediate family by September 6, 2010.

3.7 Notice of Termination. Any purported termination of Employee’s employment by Employer or by Employee shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 5 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement.

3.8 Effect of Termination. Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further right or obligation hereunder; provided, however, that no termination shall modify or affect the rights and obligations of the parties that have accrued prior to termination; and provided further, that the rights and obligations of the parties under Section 2.9, Section 3, Section 4, and Section 5 shall survive termination of this Agreement.

3.9 Notwithstanding any provision herein to the contrary, in the event that any payment to be made to Employee hereunder (whether pursuant to this Section 3 or any other Section) as a result of Employee’s termination of employment is determined to constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code, and Employee is a “Key Employee” under the DaVita Inc. Key Employee Policy for 409A Arrangements at the time of Employee’s termination of employment, all such deferred compensation payments payable during the first six (6) months following Employee’s termination of employment shall be delayed and paid in a lump sum during the seventh calendar month following the calendar month during which Employee’s termination of employment occurs.

Section 4: Noncompetition, Nonsolicitation, and Confidentiality. Employee, contemporaneously herewith, shall enter into a Noncompetition, Nonsolicitation, and Confidentiality Agreement, the terms of which are incorporated herein and made a part hereof as though set forth in this Agreement.

Section 5. Miscellaneous.

5.1 Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Employee and supersedes all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

5.2 Assignment; Benefit. This Agreement is personal and may not be assigned by Employee. This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

5.3. Applicable Law; Venue. This Agreement shall be governed by the laws of the State of Colorado, without regard to the principles of conflicts of laws. Both parties agree that any action relating to this Agreement shall be brought in a state or federal court of competent jurisdiction located in the State of Colorado and both parties agree to exclusive venue in the State of Colorado.

5.4 Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employer at its principal office and to Employee at Employee’s principal residence as shown in Employer’s personnel records, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.5 Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.6 Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

5.7 Legal Counsel. Employee and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

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5.8 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

5.9 Invalidity of Provision. In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

5.10 Approval by DaVita Inc. as to Form. The parties acknowledge and agree that this Agreement shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by DaVita Inc. as to the form of hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

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DAVITA INC.		EMPLOYEE

By	/s/ Kent Thiry	By	/s/ Luis Borgen
	Kent Thiry		Luis Borgen
Chief Executive Officer

Date	2/26/10	Date	2/22/10

Approved by DaVita Inc. as to Form:

/s/ Caitlin Moughon
Caitlin Moughon
Assistant General Counsel – Labor and Employment

Date	2/26/10

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